Code of Conduct
All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

Reporting Violations

         If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

         You can report  confidentially  to:
          Your manager or department head
          CGC Audit Committee:
                  Wally Stern -- Chairman
                  Donnalisa Barnum
                  David Beevers
                  Jim Brown
                  Larry P. Clemmensen
                  Roberta Conroy
                  Bill Hurt -- (emeritus)
                  Sonny Kamm
                  Mike Kerr
                  Victor Kohn
                  John McLaughlin
                  Don O'Neal
                  Tom Rowland
                  John Smet
                  Antonio Vegezzi
                  Shaw Wagener
                  Kelly Webb

          o Mike Downer or any other lawyer in the CGC Legal Group
          o Don Wolfe of Deloitte & Touche LLP (CGC's auditors).

CGC Gifts Policy -- Conflicts of Interest

         A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the


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         company. In addition, a business  entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee.

         Reporting -- Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

Gifts Policy Committee

         The Gifts Policy Committee oversees administration of and compliance with the Policy.

Insider Trading

         Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

         While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.

Personal Investing Policy

         As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.

         You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

         There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

All Associates

         Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders.

         Favors or preferential treatment from stockbrokers may not be accepted.



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         Associates  may not  subscribe to any initial  public  offering  (IPO).
         Generally, this prohibitionapplies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

Covered Persons

         Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person. You should take the time to review this policy, as ongoing interpretations of the policy will be explained therein.

         Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

         Additional rules apply to "investment personnel" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration personnel (see below).


Pre-clearance of Securities Transactions

         Before buying or selling securities, covered persons must check with the CGC Legal Group based in LAO. (You will generally receive a response within one business day.) Unless a shorter period is specified, clearance is good for two trading days (including the day you check). If you have not executed your transaction within this period, you must again pre-clear your transaction.

         Covered persons must promptly submit quarterly reports of certain transactions. Transactions of securities (including fixed-income securities) or options (see below) must be pre-cleared as described above and reported except for: open-end investment companies (mutual funds); money market instruments with maturities of one year or less; direct obligations of the U.S. Government, bankers' acceptances, CDs or other commercial paper; commodities; and options or futures on broad-based indices. Covered persons must also report transactions made by family members in their household and by those for which they are a trustee or custodian.. Note that investments in private placements and venture capital partnerships are also subject to preclearance and reporting. Reporting forms will be supplied at the appropriate times and must be submitted by the date indicated on the form



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         In addition,  the following  transactions must be reported but need not have been pre- cleared: gifts or bequests (either receiving or giving) of securities must be reported (sales of securities received as a gift must be both precleared and reported); transactions in debt instruments rated "A" or above by at least one national rating service; sales pursuant to tender offers; and dividend reinvestment plan purchases (provided the purchase pursuant to such plan is made with dividend proceeds only).

         Personal investing should be viewed as a privilege, not a right. As such, limitations may beplaced on the number of pre-clearances and/or transactions as deemed appropriate by the Personal Investing Committee.

         Brokerage Accounts

         Covered persons should inform their stockbrokers that they are employed by an investment adviser, trust company or affiliate of either. U.S. brokers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates which they believe may be more favorable than the broker grants to accounts with similar characteristics. In addition, covered persons must direct their brokers to send duplicate confirmations and copies of all periodic statements on a timely basis to The Legal Group of The Capital Group Companies, Inc. All documents received are kept strictly confidential.

         [If extraneous information is included on an associate's statements (e.g., checking account information or other information that is not subject to the policy), the associate might want to establish a separate account solely for transactions subject to the policy.]

Annual disclosure of personal securities holdings

         Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.

Annual Recertification

         All access persons will be required to certify annually that they have read and understood the Personal Investing Policy and recognize that they are subject thereto.

Additional Rules for Investment Personnel

         Disclosure of ownership of recommended securities -- Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the Legal Group and may also be reviewed by the applicable Management Committee and/or Investment Committee or Subcommittee. In addition, to the extent that disclosure has not already been made by the Legal Group to the applicable Management Committee and/or Investment Committee or Subcommittee, any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a


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          company write-up) or orally (when discussing the company at investment meetings) prior to making a recommendation.1

         Blackout period - Investment personnel may not buy or sell a security within at least seven calendar days before and after a fund or client account that his or her company manages transacts in that security. Profits resulting from transactions occurring within this time period are subject to special review and may be subject to disgorgement.

         Ban on short-term trading profits -- Investment personnel are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the exercise of the option within 60 days.

         Service as a director -- Investment personnel must obtain prior authorization of the investment committee of the appropriate management company or CGC Management Committee before serving on the board of directors of publicly traded companies. This can be arranged by calling the LAO Legal Group.

Personal Investing Committee

         Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee by calling the LAO Legal Group.



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         1 Note that this  disclosure  requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.


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